Exhibit 99.1

Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD REPORTS THIRD QUARTER EARNINGS OF
$0.47 PER DILUTED SHARE AND 29% REVENUE GROWTH
WASHINGTON, D.C. (October 25, 2005) — The Corporate Executive Board Company (CEB) (NASDAQ/NM: EXBD) today announced financial results for the third quarter and nine months ended September 30, 2005. Revenues for the third quarter increased 29.0% to $93.4 million from $72.4 million for the third quarter of 2004. Net income increased 63.9% to $19.6 million from $12.0 million. Earnings per diluted share for the third quarter increased 56.7% to $0.47 from $0.30 for the third quarter of 2004.
For the first nine months of 2005, revenues were $262.4 million, a 28.9% increase from $203.6 million for the first nine months of 2004. Net income grew 46.7% to $53.8 million from $36.7 million. Earnings per diluted share for the first nine months of 2005 increased 42.4% to $1.31 from $0.92 for the same prior-year period.
In August 2004, the Company entered into a new lease agreement for office facilities in Rosslyn, Virginia beginning in 2008. Under the terms of the new lease, several of CEB’s prior leases have been assumed by the new lessor. With these lease transactions, the Company recorded a one time non-cash charge of $5.2 million in the three months ended September 30, 2004 related to the assumption of CEB’s existing leases by the new lessor. To present results on a comparable basis, the Company is providing adjusted income and earnings per diluted share that exclude this non-cash charge.
With this change, net income for the third quarter of 2005 increased 27.0% to $19.6 million from an adjusted $15.4 million in 2004. Net income for first nine months of 2005 increased 34.0% to $53.8 million from an adjusted $40.1 million in 2004. Earnings per diluted share for the third quarter of 2005 increased 23.7% to $0.47 from an adjusted $0.38. Earnings per diluted share for the first nine months of 2005 increased 29.7% to $1.31 from an adjusted $1.01 in 2004. A reconciliation of CEB’s reported and adjusted results is set forth in the notes to the Financial Highlights section below.
During the quarter ended September 30, 2005, the Company acquired substantially all of the assets and technology of the Executive Performance Group (EPG) to support the launch of the Shared Services Roundtable membership program. Under the terms of the EPG acquisition agreement, the initial purchase price of $8.2 million will be increased if certain future business operating conditions are achieved on or before December 31, 2008. Any additional payments would be recorded as a purchase price adjustment.
Tom Monahan, CEO of the Corporate Executive Board commented, “We are obviously very happy with our third quarter performance. With our cross-sell ratio climbing to 3.74 from 3.24 this time last year, new clients running at the high end of their target range, continued modest price increases and a strong suite of new program launches, we are well positioned going into the close of 2005. You can see the total impact of these key growth metrics reflected in our 29.7% contract value growth for the quarter – the best leading indicator for our business.

“Today, I am also delighted to announce our 35th and 36th membership programs: the Compensation Roundtable and the Shared Services Roundtable, each of which serves an exciting group of senior executives facing important corporate challenges. The Compensation Roundtable, which serves the senior HR executives responsible for designing and administering compensation plans for the organization, has already begun helping members address urgent issues such as introducing alternatives to equity-based compensation systems and ensuring that plan design maximizes the retention and attraction of key employees. As always, the program’s inaugural research and service agenda benefit from the guidance of a tremendous group of charter members, including Abbott Laboratories, Freddie Mac, Nokia Corporation and U.S. Bancorp. The program is off to a strong start and is already receiving very positive feedback from our early members.
“I’m also pleased to announce the launch the Shared Services Roundtable, which serves the very senior executives responsible for driving the performance of companywide shared services centers. SSR will help these executives manage a growing volume of Finance and HR transactions to ever-higher quality standards at a decreasing cost. To accelerate the launch of this program, CEB has acquired the assets of the Executive Performance Group, a leading provider of data and research about Finance and HR processes to senior finance and shared services executives. In addition to their proven web-based benchmarking methodology, EPG brings with it a great list of charter members, a library of completed research and online performance benchmarks and a terrific research team. The current list of charter members includes Best Buy Co., Inc., Merrill Lynch & Co., Inc., Motorola, Inc., and The Dow Chemical Company. The early feedback from our members has also been very positive.”
Share Repurchase
During the nine months ended September 30, 2005, the Company repurchased approximately 810,170 shares of its common stock at a total cost of approximately $57.4 million. Repurchases will continue to be made in the open market and through privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company has funded, and expects to continue to fund, its share repurchases with cash on hand and cash generated from operations. At September 30, 2005, the Company had $492.6 million in cash and marketable securities and no debt.
Outlook for 2005
The following statements summarize the Company’s guidance for 2005.
The Company is increasing its target revenue guidance for the fourth quarter to $98 million. For the full year, the Company expects continued modest expansion in the operating margin within its target annual range of 25-30%. As in the past, the operating margin may fluctuate on a quarterly basis.
For 2005, the Company expects interest income of approximately $13.4 million, an effective income tax rate of approximately 33.5% and diluted weighted shares outstanding of approximately 41.0 million to 41.2 million.
The Company is also raising its guidance on earnings per diluted share for the fourth quarter and the full year to $0.51 and $1.82, respectively.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the U.S. Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, difficulties we may experience in anticipating market trends, our need to attract and retain a significant number of highly skilled employees, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, whether the Washington, D.C. Office of Tax and Revenue withdraws our QHTC status and possible volatility of our stock price. These and other factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, its 2004 Annual Report on Form 10-K. The forward-looking statements in this press release are made as of October 25, 2005 and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 2,300 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.

THE CORPORATE EXECUTIVE BOARD COMPANY
Financial Highlights
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Financial Highlights
Revenues	$93,432	$72,424	$262,391	$203,601
Net income	$19,597	$11,954	$53,785	$36,667
Basic earnings per share	$0.49	$0.31	$1.36	$0.96
Diluted earnings per share	$0.47	$0.30	$1.31	$0.92
Weighted average shares outstanding:
Basic	39,808	38,990	39,585	38,131
Diluted	41,336	40,379	41,049	39,674

Adjusted operating income (1)	$25,975	$20,630	$71,212	$53,006
Adjusted net income (1)	$19,597	$15,432	$53,785	$40,145
Adjusted diluted earnings per share (1)	$0.47	$0.38	$1.31	$1.01

(1) Reconciliation of GAAP to adjusted operating income, adjusted net income and adjusted diluted earnings per share:

Operating income, as reported	$25,975	$15,420	$71,212	$47,796
Non-cash lease restructuring costs	—	5,210	—	5,210

Adjusted operating income	$25,975	$20,630	$71,212	$53,006

Net income, as reported	$19,597	$11,954	$53,785	$36,667
Non-cash lease restructuring costs, net of tax	—	3,478	—	3,478

Adjusted net income	$19,597	$15,432	$53,785	$40,145

Diluted earnings per share, as reported	$0.47	$0.30	$1.31	$0.92
Non-cash lease restructuring costs, net of tax	—	0.08	—	0.09

Adjusted diluted earnings per share	$0.47	$0.38	$1.31	$1.01

The Company believes its calculation of adjusted income from operations, net income and diluted earnings per share provides additional information about CEB’s ongoing operating performance and provides additional information to compare to prior periods. Adjusted financial results should not be considered as measures of financial performance under accounting principles generally accepted in the United States, and the items excluded from them are significant components in understanding and assessing financial performance. Because adjusted financial results are not measurements determined in accordance with accounting principles generally accepted in the United States and are thus susceptible to varying calculations, they may not be comparable as presented to other similarly titled measures of other companies.

THE CORPORATE EXECUTIVE BOARD COMPANY
Operating Statistic and Financial Highlights
(in thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended		Selected	Nine Months Ended
	Growth	September 30,		Growth	September 30,
	Rates	2005	2004	Rates	2005	2004
Operating Statistic

Contract value (1)(at period end)	29.7%	$350,730	$270,497

Financial Highlights
Revenues	29.0%	$93,432	$72,424	28.9%	$262,391	$203,601
Cost of services		31,075	21,852		87,220	65,484

Gross profit		62,357	50,572		175,171	138,117

Member relations and marketing		23,734	18,657		68,696	55,101
General and administrative		11,015	9,320		29,749	24,297
Depreciation		1,633	1,965		5,003	5,305
Non-cash lease restructuring costs		—	5,210		—	5,210
Stock option and related expenses		—	—		511	408

Income from operations		25,975	15,420		71,212	47,796

Other income, net		3,494	2,627		9,667	7,136

Income before provision for income taxes		29,469	18,047		80,879	54,932
Provision for income taxes		9,872	6,093		27,094	18,265

Net income	63.9%	$19,597	$11,954	46.7%	$53,785	$36,667

Basic earnings per share		$0.49	$0.31		$1.36	$0.96
Diluted earnings per share	56.7%	$0.47	$0.30	42.4%	$1.31	$0.92

Weighted average shares outstanding
Basic		39,808	38,990		39,585	38,131
Diluted		41,336	40,379		41,049	39,674

Adjusted income from operations	25.9%	$25,975	$20,630	34.3%	$71,212	$53,006
Adjusted net income	27.0%	$19,597	$15,432	34.0%	$53,785	$40,145
Adjusted diluted earnings per share	23.7%	$0.47	$0.38	29.7%	$1.31	$1.01

Percentages of Revenues
Gross profit		66.7%	69.8%		66.8%	67.8%
Member relations and marketing		25.4%	25.8%		26.2%	27.1%
General and administrative		11.8%	12.9%		11.3%	11.9%
Adjusted income from operations		27.8%	28.5%		27.1%	26.0%
Net income		21.0%	16.5%		20.5%	18.0%

(1)	We define “Contract value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Sept. 30, 2005	Dec. 31, 2004
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$325,681	$113,996
Marketable securities	10,027	50,292
Membership fees receivable, net	54,297	97,106
Deferred income taxes, net	17,106	26,121
Deferred incentive compensation	8,389	9,277
Prepaid expenses and other current assets	7,383	8,107

Total current assets	422,883	304,899

Deferred income taxes	2,164	3,466
Marketable securities	156,869	252,689
Goodwill and other intangibles	8,592	—
Property and equipment, net	18,225	17,397

Total assets	$608,733	$578,451

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$29,629	$17,450
Accrued incentive compensation	20,803	18,213
Deferred revenues	177,387	205,494

Total current liabilities	227,819	241,157

Other liabilities	9,494	9,833

Total liabilities	237,313	250,990

Total stockholders’ equity	371,420	327,461

Total liabilities and stockholders’ equity	$608,733	$578,451

THE CORPORATE EXECUTIVE BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$53,785	$36,667
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation	5,171	5,305
Deferred income taxes	26,989	17,472
Non-cash lease restructuring costs	—	5,210
Amortization of marketable securities premiums, net	1,571	2,071
Changes in operating assets and liabilities:
Membership fees receivable, net	42,932	19,097
Deferred incentive compensation	888	1,971
Prepaid expenses and other current assets	4,369	(1,857)
Accounts payable and accrued liabilities	7,904	3,356
Accrued incentive compensation	2,635	(277)
Deferred revenues	(28,686)	(12,937)
Other liabilities	(484)	549

Net cash flows provided by operating activities	117,074	76,627

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(6,378)	(6,609)
Acquisitions, net of cash acquired	(8,136)	—
Maturity and sale (purchase) of marketable securities, net	132,357	(160,796)

Net cash flows provided by (used in) investing activities	117,843	(167,405)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	44,977	55,322
Proceeds from the issuance of common stock under the employee stock purchase plan	1,015	662
Purchase of treasury shares	(57,390)	(22,736)
Payment of dividends	(11,834)	(8,647)
Reimbursement of common stock offering costs	35	225
Payment of common stock offering costs	(35)	(121)

Net cash flows (used in) provided by financing activities	(23,232)	24,705

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	211,685	(66,073)

Cash and cash equivalents, beginning of period	113,996	118,568

Cash and cash equivalents, end of period	$325,681	$52,495